Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form F-3 Registration Statement of our report dated August 23, 2024, relating to the consolidated balance sheets of Jianzhi Education Technology Group Company Limited as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023 as filed with the Securities and Exchange Commission on August 23,2024 on Form 20-F/A.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
November 15, 2024	Certified Public Accountants
PCAOB ID: 1171